EXHIBIT 99.1

BELVEDERE TRUST MORTGAGE CORPORATION

AUDIT COMMITTEE CHARTER

The Board of Directors (the “Board”) of Belvedere Trust Mortgage Corporation (the “Company”) has established a standing committee to be known as the Audit Committee (the “Committee”).

Purpose

The purpose of the Committee is to oversee the Company’s auditing, accounting and control functions, including primary responsibility for the financial reporting process of the Company. In particular, the Committee shall assist the Board in monitoring:

•	The integrity of the financial statements of the Company, to ensure the balance, transparency and integrity of published financial information,

•	The outside auditor’s independence and qualifications,

•	The performance of the Company’s outside auditors,

•	The compliance by the Company with legal and regulatory requirements, and

•	The effectiveness of the Company’s internal controls and risk management system.

The Committee’s responsibilities shall also include:

•	Preparing the report required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement, and

•	The appointment, compensation, retention, oversight and, where appropriate, replacement of the Company’s outside auditors, who are responsible to the Board and the Committee.

Authority

The Committee has authority to conduct or authorize investigations into any matters within its scope of responsibility. Such authority includes but is not limited to:

•	Retaining outside counsel, accountants, outside advisors, consultants, or others to assist in the conduct of an investigation or as it determines appropriate to advise or assist in the performance of its functions.

•	Seeking any information it requires from employees or external parties. Employees and external parties will be directed to cooperate and comply with the committee’s requests.

•	Meeting with the senior financial personnel, company officers, outside auditors, or outside counsel, as necessary.

•	Establishing procedures for dealing with concerns of employees regarding accounting, internal control and auditing matters.

•	Establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls or accounting matters.

Composition

The Committee shall be composed of such number of directors as may be appointed by the Board, but shall have at least three members, each of whom shall meet the SEC and independence and experience requirements of the New York Stock Exchange, as determined by the Board. Specifically, each member of the Committee shall be barred from accepting any consulting, advisory or other compensatory fee from the Company or any subsidiary of the Company, and shall not be an “affiliated person” of the Company or any subsidiary of the

Company, in each case other than in such member’s capacity as a member of the Board or any committee of the Board. Such members shall be outside directors who are independent of Company management and in a better position to provide the independent point of view crucial to this Committee’s effectiveness. All such members shall be financially literate and at least one shall qualify as a “financial expert” as defined under applicable SEC rules, as determined by the Board. The Committee may choose to review this designation annually.

The Board shall appoint the members of the Committee to serve until their successors have been duly designated and one member so appointed shall be designated by the Board as the chair of the Committee.

Members of the Committee may be removed by the Board for any reason at any time. Vacancies on the Committee shall be filled by vote of the Board during its first meeting following the occurrence of such vacancy.

Meetings

The Committee shall meet at least four times a year, and may meet additionally as it deems necessary or appropriate in its judgment, either in person or telephonically, such additional meetings to be called by the chair or at least two other members of the Committee.

The Committee may adopt rules for its meetings and activities. In the absence of any such rules, Committee actions shall be governed by the Company’s bylaws and applicable law. In all cases, two-thirds of the Committee members shall constitute a quorum for the transaction of business at any meeting of the Committee. The action of a majority of the Committee members present at a meeting at which a quorum is present shall be action by the Committee. The Committee shall ordinarily meet in person; however, members may attend telephonically, and the Committee may act by written consent, to the extent permitted by applicable law and the Company’s bylaws. Minutes shall be regularly kept of the Committee’s proceedings, by a person appointed by the Committee to do so.

The Committee shall also meet at least quarterly with management and the Company’s outside auditors in separate executive sessions.

Responsibilities

The Committee will carry out the following responsibilities:

Financial Statements

•	Review the annual audited financial statements and Form 10-K, including the results of the audit for each fiscal year and quarter and MD&A disclosures, with management and the outside auditor, and recommend to the Board the inclusion of the annual audited financial statements in the Company’s Annual Report on Form 10-K to be filed with the SEC.

•	Reviewing with the outside auditor and management the results of the outside auditor’s review of the quarterly financial statements, including any significant accounting or disclosure and regulatory issues, prior to issuance of earnings releases and filing quarterly reports on Form 10-Q with the SEC.

•	Oversee the periodic financial reporting process implemented by management and review the Company’s interim financial statements, annual financial statements and preliminary announcements prior to release.

•	Review management’s process for ensuring that the information contained in press announcements is consistent with published information, balanced and transparent.

•	Review from time to time (but in no event less often than annually) with the outside auditor and management, as appropriate:

•	Significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements;

•	Major issues regarding the Company’s accounting and auditing principles and practices, including critical accounting policies, and major changes in auditing and accounting principles and practices proposed or promulgated by regulatory accounting authorities or suggested by the outside auditor, internal auditor or management;

•	Matters required to be discussed by Statement on Auditing Standards No. 61 and 90 relating to the conduct of the audit; and

•	The results of the audit, which should include a review of any audit problems or difficulties encountered by the outside auditor in the course of the audit work, including any restrictions on the scope of activities or access to required personnel or information, and any disagreements with management.

External Audit

•	Annually retain, evaluate, and, if appropriate, recommend termination of the Company’s outside auditor for the audit of the Company’s financial statements and preparation of the Company’s tax returns. The Committee shall be directly responsible, in its capacity as a committee of the Board, for the appointment, compensation, oversight, and evaluation of performance of the work of the outside auditor.

•	Develop policies and procedures for pre-approval of the engagement of the outside auditors for all matters. In this respect, the Committee may designate one or more members of the Committee to review and pre-approve audit and permissible non-audit services, provided that decisions made by the designated Committee members are reported to and ratified by the full Committee at its next regularly scheduled meeting.

•	Approve in advance all audit engagement fees and the other terms of all audit and non-audit services to be provided by the outside auditor.

•	At least annually, obtain and review a report from the outside auditor describing any relationships between the auditor and the Company and any other relationships that may adversely affect the auditor’s independence, consider the independence of the outside auditor, and otherwise take appropriate action to satisfy itself of the independence of the auditor, including considering whether the provision of non-audit services by the outside auditor is compatible with the auditor’s independence.

•	At least annually, review the outside auditor’s proposed audit scope and approach (inclusions and exclusions), including coordination of audit effort with internal audit, to ensure the completeness of coverage and reduction of redundant efforts.

•	At least annually, obtain and review a report by the outside auditor describing its own internal quality-control procedures; any material issues raised by its most recent quality-control review or peer review; and any inquiry or investigation by governmental or professional authorities respecting any of its audits within the past five years, together with any steps taken to deal with any such issues.

•	Consider the controls applied by the outside auditors and management in an effort to assure that all items requiring pre-approval by the Committee are identified and referred to the Committee in a timely fashion.

•	Consider whether the non-audit services provided by the outside auditors to any affiliate that provides ongoing services to the Company, which services were not pre-approved by the Committee, are compatible with maintaining the outside auditors’ independence.

•	Discuss with the external auditor the appropriateness of the Company’s accounting policies.

Internal Audit

•	Review the internal audit function of the Company, including the proposed programs for the coming year, and the coordination of such programs with the outside auditors, with particular attention to maintaining the best possible balance between independent and internal auditing resources.

•	Review progress of the internal audit program, key findings and management’s action plans to address findings.

Compliance

•	Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable law and regulations.

•	Establish and periodically review the effectiveness of procedures for the receipt, retention, resolution and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and for employees to make confidential and anonymous submissions of concern regarding questionable accounting or auditing matters, which should include a review of management follow-up, including disciplinary action, for any actions of noncompliance. The procedures should also address reports from attorneys, outside auditors and others of possible violations of federal or state law or fiduciary duties.

•	Elicit any recommendations for improvement of existing systems of internal controls over financial reporting or where new or more detailed controls or procedures are desirable.

•	Review any significant correspondence sent to the Committee by the outside auditors, including management representation letters.

Internal Controls Over Financial Reporting

•	Meet periodically with management to review the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

•	Periodically review the adequacy and effectiveness of the Company’s disclosure controls and procedures and the Company’s internal controls, including any information technology security and control.

•	Consider information and comments from the outside auditors and others with respect to the adequacy and effectiveness of the Company’s system of internal controls over financial reporting (including the Company’s critical accounting policies and practices), consider management’s responses to any such comments and, to the extent the Committee deems necessary or appropriate, consider improvements in the quality of the Company’s accounting and financial reporting.

Reporting

•	Regularly report to the Board about committee activities, issues and related recommendations.

•	Report annually to the stockholders, describing the committee’s composition, responsibilities, and how they were discharged, and any other information required by regulators.

Other Responsibilities

•	Assess annually the Committee’s and individual members’ performance of the duties specified in this Charter and report its findings to the Board.

•	Annually review and assess the adequacy of this Charter and recommend any proposed changes to the Board. This Charter shall be disclosed in the Company’s proxy statement at least once every three years.

•	Hold separate private meetings with management and external auditors.

•	Establish policies for the hiring of employees and former employees of the external auditors in accordance with the provisions of the Sarbanes-Oxley Act of 2002.

•	Investigate reports of improprieties or suspected improprieties in connection with the Company’s accounting or financial reporting.

•	Review and address, as appropriate, (1) complaints received by the Company relating to accounting, internal accounting controls or auditing matters; (2) any submissions made by employees of the Company and its affiliates of concerns about accounting or auditing matters; and (3) any reports from attorneys, the outside auditors or others of possible violations of federal or state law or fiduciary duty.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan and conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Furthermore, notwithstanding the foregoing, the Company’s management shall be responsible for: (1) the preparation, presentation and integrity of the Company’s financial statements; (2) the maintenance of appropriate accounting and financial reporting principles and policies; and (3) the maintenance of internal controls over financial reporting and other procedures designed to assure compliance with accounting standards and related laws and regulations. The Company’s outside independent auditors shall be responsible for the planning and carrying out of an audit consistent with applicable legal and professional standards and the terms of their engagement letter. Nothing in this charter shall be construed to reduce the responsibilities of the Company’s service providers, including its independent auditors.

Although the Committee is expected to take an objective and questioning approach to the matters that come before it, the review of the Company’s financial statements by the Committee is not an audit, nor does the Committee’s review substitute for the responsibilities of the Company’s management for preparing, or the Company’s independent auditors for auditing, the financial statements. Members of the Committee are not full-time employees of the Company and, in serving on the Committee, are not, and do not hold themselves out to be, acting as accountants or auditors. As such, it is not the duty or responsibility of the Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures.

In discharging their duties, the members of the Committee are entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, if prepared or presented by: (1) one or more officers of the Company whom the member reasonably believes to be reliable and competent in the matters presented; (2) legal counsel, public accountants or transfer agent or other persons as to matters the member reasonably believes are within the person’s professional or expert competence; or (3) a committee of the Board of which the Committee member is not a member.